Annex A

Transactions in Common Stock(1)

(60-day period ended December 26, 2024)

The following table sets forth all the transactions in the effected in the past sixty days by the Reporting Person. All such transaction were effected in the open market through brokers and the price per share is net of commissions.

Reporting Person	Trade Date	Number of shares of Class A Common Stock	Trade Price	Buy/Sell	Execution Type
Robert Arsov	11/01/2024	27,500	$5.83	Sell	Nasdaq
Robert Arsov	11/04/2024	27,500	$5.69	Sell	Nasdaq
Robert Arsov	11/05/2024	27,500	$5.88	Sell	Nasdaq
Robert Arsov	11/05/2024	2,500	$6.01	Sell	Nasdaq
Robert Arsov	11/06/2024	27,500	$5.89	Sell	Nasdaq
Robert Arsov	11/06/2024	27,500	$6.52	Sell	Nasdaq
Robert Arsov	12/02/2024	27,500	$6.90	Sell	Nasdaq
Robert Arsov	12/02/2024	2,488	$6.91	Sell	Nasdaq

(1)	All transactions were made pursuant to the 10b5-1 trading plan, entered into by the Reporting Person on November 18, 2023 and previously reported in this Schedule 13D, intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).